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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           COLOR KINETICS INCORPORATED

         I, George Mueller, Chief Executive Officer of Color Kinetics Incorporated, do hereby certify that this Amendment to Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders in the manner and by the vote prescribed by Sections 228 and 242 of the General Corporation Law of Delaware.

         FIRST. That the Certificate of Incorporation of the Corporation, as amended to date, be further amended by insertion, immediately following the first paragraph of Article FOURTH thereof, of the following paragraph:

         Effective upon the filing of this Certificate of Amendment of Certificate of Incorporation of the Corporation (the "Effective Date"), each share of common stock, $.001 par value, outstanding immediately prior to the Effective Date shall be combined, reclassified and changed into 0.5 fully paid and non-assessable share of common stock, $.001 par value, without any action on the part of the holder thereof (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Any stockholder who would otherwise be entitled to receive a fractional share as a result of such Reverse Stock Split shall receive in lieu thereof cash in the amount equal to the amount of such fraction multiplied by the fair value of the common stock on the Effective Date as determined by the Board of Directors of the Corporation. On and after the Effective Date, each outstanding certificate that prior thereto represented shares of common stock shall be deemed for all purposes to evidence ownership of and to represent that lesser whole number of shares of common stock into which the shares of common stock represented by such certificates have been combined, reclassified and changed as herein provided. Until any such outstanding stock certificate shall have been surrendered for transfer or otherwise accounted for to the Corporation, the registered owner thereof on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the lesser number of shares of the Corporation's common stock evidenced by such outstanding certificate as above provided.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by George Mueller, its Chief Executive Officer, this ________ day of May, 2004.


                                                     COLOR KINETICS INCORPORATED


                                                     By:
                                                            --------------------
                                                            George Mueller